UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

ATRICURE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 3, 2024, AtriCure, Inc. (“AtriCure” or the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its upcoming Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Monday, May 13, 2024 at 11:00 a.m. Eastern time. On April 23, 2024, AtriCure issued the below letter to its stockholders.

THIS SUPPLEMENT, INCLUDING THE COPY OF THE LETTER INCLUDED BELOW, SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

Dear Stockholders,

We appreciate the opportunity to respond directly to the Glass Lewis (“GL”) proxy paper published on April 17, 2024 regarding the 2023 Annual Meeting of Stockholders of AtriCure, Inc. (“AtriCure”) scheduled for May 13, 2024. In its proxy paper, GL recommends that AtriCure stockholders vote against AtriCure’s proposal to amend its Second Amended and Restated Certificate of Incorporation to reflect a recent amendment to Delaware Law and limit the liability of certain officers (“Officer Exculpation”). We disagree with GL’s recommendation for the reasons outlined below and believe that the information in this letter, along with our definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 3, 2024 (the “Proxy Statement”), will be helpful to you as you cast your vote.

We would also direct you to Institutional Shareholder Services’ (“ISS”) report that recommended shareholders vote “For” the Officer Exculpation Proposal. ISS concluded that “in this case, the company seeks to align its officer indemnification, liability limitations, and exculpation provisions with Delaware law, providing protection to officers that would allow the company to attract and retain quality personnel without negatively impacting shareholder rights. On balance, support for this proposal is warranted.”

In its paper, GL stated that it believes that officers should be held to the highest standard when carrying out their duties to stockholders, that the proposed amendment essentially removes liability for an officer’s breach of his or her duty of care, and that such protections are counter to the interest of stockholders.

We agree that officers should be accountable to stockholders and held to high standards of conduct. However, the mechanisms used to promote accountability must be balanced. Exposing our officers to second-guessing by the plaintiffs’ bar does little to promote accountability while resulting in significant costs.

In 2022, the Delaware legislature recognized that plaintiffs were bringing far too many nuisance lawsuits against officers for breaches of the duty of care. These lawsuits sought to second-guess the decisions officers made in complex and high-pressure situations. In most of those cases, officers faced the prospect of personal liability for doing their jobs in pursuing transactions intended to increase stockholder value. Even worse, many of these lawsuits lacked legal merit, often being based on marginal disclosure matters in the hope of a quick settlement. The Delaware legislature accordingly amended the Delaware General Corporation Law to permit the exculpation of officers for breaches of the duty of care. This proposal is simply an effort to include in AtriCure’s Certificate of Incorporation the same limitation of liability as might appear in the certificate of incorporation of a new Delaware company.

We note that directors have been provided exculpation from breaches of the duty of care under Delaware law and the certificates of incorporation of most Delaware corporations for several decades. The officer exculpation proposed is less protective than that provided to directors, and we believe it reflects a balanced and appropriate response to today’s litigation environment.

The proposed amendment would not exculpate officers from liability when an officer is disloyal or acts in bad faith and preserves the ability for stockholders to bring claims by or in the right of the corporation for breaches of the duty of care. As a result, the traditional checks against officers remain, as claims may still be brought for breach of the fiduciary duty of loyalty or actions taken in bad faith and our Board and stockholders (bringing suits derivatively on behalf of the corporation subject to demand requirements) may still bring fiduciary claims against officers.

Exculpation of officers benefits AtriCure and its stockholders in numerous ways:

•

First, our Board wants officers of AtriCure to pursue value-creating transactions without fear of personal liability. Officers often are required to make decisions on crucial matters and in response to time-sensitive opportunities and challenges. AtriCure has consistently succeeded in creating value for our stockholders, in large part through the efforts of our officers in identifying and pursuing attractive business and acquisition opportunities. Our officers are already accountable to our Board. If our officers become more risk averse in the face of increased duty of care litigation, our business and our stockholders could suffer.

•

Second, our stockholders ultimately bear the costs of increased litigation. Like other public companies, AtriCure indemnifies its officers for violations of the duty of care. If those payments were to occur, the impact would be to reduce cash available for our core business. D&O insurance premiums have already increased as the result of frivolous litigation. The GL report does not mention the potential benefits to stockholders of a reduction of litigation costs and insurance premiums, which we believe far outweigh any benefits stockholders may have from the ability to bring duty of care claims against officers. Additionally, AtriCure has a small team of people, and defending against litigation is time consuming and distracts from our ability to pursue actions that create stockholder value.

•

Third, our Board believes that providing for the exculpation of officers will enhance AtriCure’s ability to attract and retain quality officers. AtriCure already faces recruiting headwinds in light of the increasingly litigious environment facing officers of U.S. public companies and the SEC rules applicable to officers, and the failure to approve this proposal would put AtriCure at a disadvantage to its peers who do provide this officer exculpation. For example, the SEC recently adopted rules requiring the clawback of compensation from officers in the event of a restatement of financial statements regardless of any misconduct on the part of an officer. Our Board believes that exculpating AtriCure’s officers from liability for breaches of the duty of care is a meaningful step in making AtriCure a more attractive option for talented executives.

AtriCure is not alone in seeking to exculpate officers from duty of care claims. As of the date of this letter, several hundred public companies have proposed amendments to their certificates of incorporation to limit officer liability. We believe that exculpation of officers will eventually become standard among Delaware corporations for the reasons stated above, much like the exculpation of directors became standard among Delaware corporations after the Delaware legislature first permitted director exculpation in the 1980s.

For the foregoing reasons and the reasons set forth in our Proxy Statement, we urge you to approve our Officer Exculpation Proposal by voting “For” Proposal No. 5.

We appreciate your time and consideration on this matter and ask for your support of the Board’s recommendation. Our Proxy Statement and this supplemental proxy material is available at ir.atricure.com.

Sincerely,

/s/ Angela L. Wirick

Angela L. Wirick

Chief Financial Officer

****

VOTING MATTERS; REVOCABILITY OF PROXIES

Except as described in this supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares of AtriCure common stock. There are no changes to the proxy card or voting instruction form previously mailed to stockholders.

If you have already voted by Internet, telephone or by mail, then you do not need to take any action unless you wish to change your vote. If you have not yet voted, please do so as soon as possible. If you have already voted and wish to change your vote based on any of the information contained in this supplement or otherwise, you may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. Important information regarding how to vote your shares of AtriCure common stock and how to revoke a proxy already given is available in the Proxy Statement under the captions “Questions and Answers” and “Questions and Answers—What if I want to revoke and change my vote?”. Votes already cast will remain valid and will be voted at the Annual Meeting unless changed or revoked.

As a stockholder, your vote is very important and the AtriCure Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting and regardless of the number of shares of AtriCure common stock that you own.